Exhibit 4.15

Protocol No.

Notarial General Bond No.

In favour of

OPICONSIVIA TRADING 305 PROPRIETARY LIMITED

Registration Number 2013/013189/07

BE IT HEREBY MADE KNOWN:

THAT on the [—] day of [—] 2013, before me,

Quintin Ross Du Plessis

notary public, duly sworn and admitted, residing and practising at Sandton in the province of Gauteng, personally came and appeared -

Denyse Alana Ancill

she being duly authorised thereto by a power of attorney signed at Sandton on the [—] day of [—] 2013 and granted to her by -

Charl Keyter

in his capacity as the duly authorised director of -

SIBANYE GOLD LIMITED

Registration Number 2002/031431/06

(the Mortgagor)

a company duly incorporated under the laws of the Republic of South Africa, having its registered address at –

Libanon Business Park

1 Hospital Road (Off Cedar Avenue)

Libanon Westonaria

1779

and carrying on business at –

1	Libanon Business Park	2	Beatrix Gold Mine - North and South Sections
	1 Hospital Road (Off Cedar Avenue)		Farm 52, Leeuwbult
	Libanon		Theunissen
	Westonaria		9410
	1779	4	Driefontein Gold Mine
3	Beatrix Gold Mine - West Section		Farm Leeupoort, P111
	Farm 328 Palmietkuil		Goudveld
	Theunissen		2507
	9410
5	Kloof Gold Mine
	Farm Rietfontein, 349IQ
	Westonaria District
	1780

he being duly authorised by a resolution passed by the directors of the Mortgagor on the [—] day of [—] 2013, which power of attorney and a certified copy of which resolution have been exhibited to me, the notary, and now remain filed in my protocol.

AND THE APPEARER DECLARED that the under-mentioned Mortgagee has acceded to the Mortgagor becoming indebted to the Mortgagee from and in respect of -

a)	existing, future and contingent indebtedness arising from the Counter Indemnity Agreement, money lent or advanced, or to be lent or advanced, promissory notes or bills of exchange, made, accepted or endorsed, money overdrawn on account, any indemnities given by the Mortgagee, acts of guarantee and suretyships executed by the Mortgagor, or given by the Mortgagee on the Mortgagor’s behalf or for the Mortgagor’s indebtedness under or arising from any written agreement to which the Mortgagor and the Mortgagee are party, whether such indebtedness be a direct or indirect liability incurred by the Mortgagor individually or jointly with others, including, sums disbursed by the Mortgagee in respect of premiums of insurance, stand licences, rates and taxes, commission and charges and costs of recovery of any indebtedness, utilisation of any other facilities or otherwise howsoever;

b)	finance charges and interest on all amounts (including arrear interest) secured by this notarial bond, calculated in the manner and at the rate agreed upon between the Mortgagor and the Mortgagee in the Counter Indemnity Agreement or if otherwise agreed, in any other written agreement regulating the manner and rate of finance charges and interest agreed to between the mortgagor, the mortgagee and the Finance Parties;

c)	costs, charges and expenses incurred by the Mortgagee in connection with this notarial bond, such as, but not restricted to, the costs of preserving and realising the security under this notarial bond, insurance premiums, costs of notice or bank exchange, licence fees, taxes, stamp duties, legal expenses (on the scale as between attorney and client) incurred in the recovery of any amount due under this notarial bond and/or the enforcement of the provisions of this notarial bond,

(Secured Obligations)

upon the special condition of receiving the security of this notarial bond which covers the Mortgagor’s indebtedness to the said mortgagee at any time up to, but not exceeding, the sum of –

R10,000,000,000.00 (ten billion rand)

together with interest thereon, and the Additional Sum as referred to hereunder, and upon the further conditions hereinafter set forth.

AND THE APPEARER, on behalf of the Mortgagor, declared the Mortgagor to be truly and lawfully indebted and held and firmly bound to and in favour of –

OPICONSIVIA TRADING 305 PROPRIETARY LIMITED

Registration Number 2013/013189/07

its order, successors in title and assigns (the Mortgagee), in the sum of –

R10,000,000,000.00 (ten billion rand)

(the Capital) arising from the causes herein mentioned.

AND THE APPEARER, on behalf of the Mortgagor, renounced the legal exceptions non numeratae pecuniae, non causa debiti, errore calculi, revision of accounts and no value received, and the benefit of excussionis et divisionis and, where applicable, the benefit of de duobus vel pluribus reis debendi, with the force and effect of which he/she declared the Mortgagor to be fully acquainted, and all other exceptions which could or might be taken to the Mortgagee’s claim for payment of all or any of the amounts secured hereunder, and hereby promised and undertook to pay to the Mortgagee the capital owing together with interest thereon calculated as hereinafter set forth and all other amounts secured hereunder.

AND AS SECURITY for the payment of -

(i)	the Capital;

(ii)	all interest thereon as may become claimable from the Mortgagor;

(iii)	the costs of preserving and realising the mortgaged property, fire insurance premiums and cost of notice;

and also such other costs, charges, life assurance or endowment premiums, expenses and future debts generally, which may be claimable from the Mortgagor under this notarial bond, and which other costs, charges, life assurance or endowment premiums, expenses and future debts generally (Preservation Costs) are secured up to an amount not exceeding the capital and the sum of :-

R1,200,000,000.00 (one billion two hundred rand)

(the Additional Sum)

THE APPEARER Q.Q. HEREBY DECLARED to bind, generally the Mortgagor and all the Mortgagor’s movable property of every description and of whatsoever nature and wherever situate, and such as the Mortgagor now possesses or may at any time in the future become possessed of without exception (the movable property), submitting them all and the choice thereof to constraint and execution as the law directs. For the avoidance of doubt, movable property shall include (but not be limited to) all the plant, equipment, machinery, office furniture, fixtures and fittings, stock-in-trade and motor vehicles of the Mortgagor, nothing excepted.

AND THE APPEARER Q.Q. FURTHER DECLARED to bind the Mortgagor to the following conditions -

1.	CONTINUING COVERING SECURITY

This notarial bond is a continuing covering security for all and any sum or sums of money which may now or in the future be owing to or claimable by the Mortgagee from whatsoever cause arising, whether such indebtedness be a direct or indirect liability incurred by the Mortgagor individually or jointly with others or by any firm in which the Mortgagor has, or holds or may have held or may hereafter have or hold any interest and whether such indebtedness arises from the Counter Indemnity Agreement, moneys lent and advanced, overdrawn accounts, drafts, promissory notes or bills of exchange or other negotiable instruments made, signed, accepted or endorsed by the Mortgagor or others with whom the Mortgagor is interested or concerned or any renewals thereof, or through any acts of suretyship, indemnity or guarantee, or other undertaking signed and executed by the Mortgagor solely or jointly with others, or given by the Mortgagee on the Mortgagor’s behalf, including any payments made by the Mortgagee under the provisions of this notarial bond. This notarial bond will remain of full force and effect until cancelled in the deeds registry notwithstanding any fluctuations in, or temporary extinction of, the Mortgagor’s indebtedness to the Mortgagee from time to time.

2.	PLACE OF PAYMENT

All moneys which become payable hereunder are to be paid, without set off or deduction of any kind and free of bank costs and other charges, in South African currency to the Mortgagee at such place as may be nominated by the Mortgagee from time to time, or wherever else the Mortgagee at any time in writing directs.

3.	INTEREST

3.1	Interest on all amounts secured in terms of this bond will, if not otherwise specially agreed, be reckoned at the rate calculated and set out in the Counter Indemnity Agreement or if otherwise agreed, in any other written agreement regulating the manner and rate of finance charges and interest agreed to between the mortgagor, the mortgagee and the Finance Parties (the Interest Rate).

3.2	Subject to any other written agreement between the Mortgagor and the Mortgagee dealing with the payment of interest by the Mortgagor, should -

3.2.1	the Mortgagor fail to pay any amount payable under this notarial bond on the due date thereof, or

3.2.2	the Mortgagee invoke the provisions of 7.2, 0 and/or 17.1.1.2, as the case may be,

then the Mortgagor shall pay interest on that amount or on the money so disbursed, from the due date of payment, or in the circumstances contemplated in 3.2.2, from the date on which the Mortgagee disburses such money, as the case may be, to the actual date of payment, at the Interest Rate on the unpaid amount.

4.	OTHER SECURITY

The security afforded to the Mortgagee in terms of this notarial bond is not in substitution for but is in addition to and without prejudice to any other security or securities or preference of whatsoever kind which at any time exists in favour of the Mortgagee in respect of the indebtedness of the Mortgagor.

5.	DURATION

The Mortgagor acknowledges and hereby records that this notarial bond and its terms shall not be affected by, and shall remain of full force and effect notwithstanding, and the Mortgagor shall have no claim or right of action whatsoever against the Mortgagee by reason of the release (wholly or partially) of any other securities in favour of the Mortgagee in respect of the Secured Obligations, the taking of other securities in place thereof, the variation or alteration of any such securities, the release (wholly or partially) of any co-debtor and/or co-surety, the compromise of any relevant claim, or any act or omission on the part of the Mortgagee or any of its servants or agents.

6.	FURTHER BONDS

The Mortgagor shall not, without the prior written consent of the Mortgagee, pass any further bond or bonds over any of the Mortgagor’s movable property.

7.	PAYMENT OF RENTALS AND CHARGES

7.1	The Mortgagor is bound and obliged to pay promptly on due date -

7.1.1	all rentals payable in respect of any immovable property of whatsoever nature leased by the Mortgagor and in which the Mortgagor at any time carries on business or in which the Mortgagor at any time stores, repairs, sells or manufactures movable property;

7.1.2	all charges in respect of sanitation, water and electricity and any other dues, charges or levies of whatsoever nature payable by the Mortgagor to any landlord or local or other competent authority, in respect of any premises contemplated in clause 7.1.1, and on demand to produce receipts for such payments to the Mortgagee;

7.1.3	all amounts payable in respect of movable property purchased by the Mortgagor in terms of any credit or other agreement.

7.2	Should the Mortgagor fail to pay any amount contemplated in clauses 7.1.1, 7.1.2 or 7.1.3 above on due date, the Mortgagee is entitled but not obliged to pay such amount on behalf of the Mortgagor and any amount so paid is to be refunded by the Mortgagor to the Mortgagee on demand.

8.	RIGHT OF INSPECTION

The Mortgagee and/or the Mortgagee’s duly authorised agent has the right at all reasonable times to inspect the movable property and any premises in which the Mortgagor carries on business or in which the Mortgagor at any time stores, repairs, sells or manufactures movable property.

9.	MAINTENANCE AND INSURANCE

Unless otherwise agreed in a written agreement to which the Mortgagor and the Mortgagee are a party, the Mortgagor shall, at all times and throughout the currency of this notarial bond and until such time as this notarial bond is cancelled, at its own cost and expense keep and maintain the movable property in a good, fit and proper state of repair to the satisfaction of the Mortgagee and may not make any alterations which would detract from the value of the said property. Should the movable property not be kept in good order and repair, the Mortgagee is entitled but not obliged to effect the necessary repairs or to cause any repairs to be done on behalf of the Mortgagor, and the costs of the Mortgagee in repairing the movable property and any money disbursed by the Mortgagee in procuring that the necessary repairs are effected will comprise moneys lent and advanced to the Mortgagor which shall thereupon become immediately due and payable to the Mortgagee.

10.	NOTICE TO LANDLORDS AND WAIVER

10.1	To the extent applicable, the Mortgagor shall give written notice of this notarial bond to the landlords of all premises in which the Mortgagor carries on business or in which the Mortgagor stores, repairs, sells or manufactures movable property, and shall obtain from such landlords waivers to the reasonable satisfaction of the Mortgagee in respect of any hypothec or right of retention which any such landlord or landlords may have in respect of the movable property in such premises.

10.2	A copy of every notice so given is to be delivered to the Mortgagee, together with the waivers so signed by such landlords.

10.3	Notwithstanding the provisions of this clause, the Mortgagee is entitled to give any notice as is contemplated in this clause and has furthermore the right to obtain any such waivers as the Mortgagee may deem fit.

11.	DISPOSAL AND REMOVAL OF MOVABLE PROPERTY

11.1	Unless otherwise agreed in a written agreement to which the Mortgagor and the Mortgagee are a party, for so long as this notarial bond subsists the Mortgagor shall not without the prior written consent of the Mortgagee -

11.1.1	give up possession of the movable property or any portion thereof;

11.1.2	remove, or cause or permit to be removed the movable property or any portion thereof from the premises in which the Mortgagor carries on business or in which the Mortgagor at any time stores, repairs, sells or manufactures movable property.

12.	INTENTION OF THE MORTGAGEE AND THE MORTGAGOR

It is the intention of the Mortgagee and the Mortgagor that this notarial bond should mortgage the whole of the movable property of the Mortgagor and that this notarial bond will give effect to that intention.

13.	WARRANTIES, REPRESENTATIONS AND UNDERTAKINGS BY THE MORTGAGOR

The Mortgagor warrants, represents and undertakes in favour of the Mortgagee that, on each day that this notarial bond is in force unless otherwise agreed in a written agreement to which the Mortgagor and the Mortgagee are a party, the Mortgagor shall not let or give up occupation or possession of the movable property.

14.	BREACH

14.1	Upon the occurrence of an Enforcement Event, the Mortgagee shall, without prejudice to any other right which it has in terms hereof or at law and without any further authority or consent of any nature whatsoever required from the Mortgagor, be entitled at the cost and expense of the Mortgagor and to the extent permissible in law, to –

14.1.1	immediately claim and recover from the Mortgagor all amounts secured by this notarial bond at that time, whether then due for payment or not;

14.1.2	to enter in and upon all or any of the premises in which the Mortgagor carries on business or in which the Mortgagor at any time stores, repairs, sells or manufactures movable property, or any portion thereof, and to take and retain possession as pledgee of all or any of the movable property, and to retain such possession for so long as the Mortgagee deems fit, and/or at the option of the Mortgagee, to sell and dispose of any of the movable property in such manner and upon such terms as the Mortgagee or the Mortgagee’s duly authorised agent decides,

14.1.2.1	by public auction; or

14.1.2.2	by private sale, on written notice to the Mortgagor of not less than 5 (five) Business Days,

and to convey valid title in and to the movable property to any purchaser/s or transferee/s thereof and for the purpose aforesaid.

15.	CONTINUATION OF BUSINESS

Notwithstanding the provisions of clause 14 (Breach) above and in addition to any right the Mortgagee may have pursuant thereto, if an Enforcement Event occurs (which shall include any such event arising as a result of a failure by the Mortgagor to observe or perform any term of this Bond), the Mortgagee may, to the fullest extent permitted by law and without prejudice to any other right which it may have at law, do all such things as the Mortgagee (acting reasonably and in good faith) in its sole discretion may consider necessary for the continuation of the Mortgagor’s business in the name and at the expense of the Mortgagor including, without limitation, the right to:

15.1	collect all moneys due and owing to the Mortgagor by any person;

15.2	purchase goods;

15.3	on behalf of the Mortgagor, complete, sign, execute and subscribe to all authorisations or applications for the transfer of any authorisation;

15.4	on behalf of the Mortgagor, complete, sign, execute and subscribe to all forms and declarations and the like, as may be necessary or desirable to record the disposal or other realisation of any movable property or of the Mortgagor’s business (as the case may be);

15.5	employ such other remedies and take such other steps against the Mortgagor as are allowed in law,

until such time as the Mortgagee is able to dispose of the movable property or the business of the Mortgagor, in each case on such terms and conditions and in such manner as the Mortgagee may reasonably deem fit.

16.	POWER OF ATTORNEY

Upon the occurrence of an Enforcement Event, the Mortgagor hereby irrevocably constitutes the Mortgagee to be its true and lawful attorney and agent, with the power of substitution and delegation, in rem suam to do all or any of the acts in terms of clause 14 (Breach) and 15 (Continuation of Business), and without in any way restricting the generality of this provision:

16.1	to sign and complete all forms, declarations, powers of attorney, agreements and the like, as may be necessary or desirable to record the sale, disposal and/or transfer, as the case may be, of the movable property;

16.2	to have the movable property hypothecated under this notarial bond excussed by legal process;

16.3	to do any of the aforesaid things separately or conjointly and in such order and at such times as the Mortgagee or the Mortgagee’s duly authorised agent thinks fit, and to add to the Mortgagee’s claim under this notarial bond any costs and expenses of doing any of the above things; and

16.4	to apply to any competent court for such order as it may deem fit to give effect to any provision contained in this clause, either prior to or after the exercise by the Mortgagee of any right herein contemplated.

17.	MANNER OF EXERCISE OF MORTGAGEE’S RIGHTS

17.1	The Mortgagee shall be entitled, without prejudice to any other rights under this notarial bond or in law –

17.1.1	to exercise the rights afforded to it in under this notarial bond -

17.1.1.1	either separately or jointly or in such order and combination and at such times as the Mortgagee may think fit;

17.1.1.2	itself or through any director, manager, officer, employee, servant, agent or independent contractor nominated by it for such purpose; and

17.1.2	to recover from the Mortgagor immediately on demand the reasonable costs and expenses which the Mortgagee incurs in the exercise of any of its rights under this notarial bond and all such amounts shall be secured by this notarial bond.

17.2	If the Mortgagee takes any action in terms of clause 14 (Breach) or following the occurrence of an Enforcement Event, the Mortgagor shall immediately on demand by the Mortgagee, at its own cost, carry out any lawful, necessary and reasonable directions the Mortgagee may give in regard to the realisation or preservation of the movable property.

18.	PREFERENCE OF INTEREST

In the event of the sequestration or winding-up or liquidation or business rescue, as the case may be, of the Mortgagor, or in any competition amongst creditors as to their legal order of preference, interest shall be secured preferentially to such extent as by law preference is allowed to interest.

19.	MORTGAGOR BOUND NOTWITHSTANDING CERTAIN CIRCUMSTANCES

The Appearer, on behalf of the Mortgagor, declared the Mortgagor to be bound under this notarial bond to the full extent thereof, despite the fact that:

19.1	any intended additional security from the Mortgagor or any other person for the Secured Obligations may not be obtained or may be released or may cease to be held for any other reason;

19.2	the Mortgagee and the Mortgagor may agree any amendment (however fundamental) to any written agreement to which it is a party;

19.3	the Mortgagee may receive a dividend or benefit in any insolvency, liquidation or judicial management or any compromise or composition, whether in terms of any statutory enforcement or the common law;

19.4	the Mortgagee may grant any indulgences to the Mortgagor or may not exercise any one or more of its rights under any agreement, either timeously or at all; or

19.5	any other fact or circumstance may arise on which the Mortgagor might otherwise be able to rely on a defence based on prejudice, waiver or estoppel.

If the Mortgagor suffers any loss arising from any of the facts, circumstances, acts or omissions referred to above, the Mortgagor will have no claim against the Mortgagee in respect thereof, except to the extent arising as a result of the gross negligence or wilful misconduct of the Mortgagee.

20.	RIGHTS AND REMEDIES

The rights and remedies of the Mortgagee under this notarial bond are cumulative, may be exercised as often as the Mortgagee requires in the manner contemplated in this notarial bond and are in addition to any other rights and remedies which the Mortgagee may have in law. Notwithstanding anything to the contrary contained in this notarial bond, the Mortgagee shall not be obliged to take any particular steps to collect any amount or otherwise enforce its rights in respect of the movable property.

21.	EXEMPTION FROM LIABILITY

The Mortgagee, its officers, trustees, agents, beneficiaries, employees and advisors shall not be liable for any cost, loss, liability or damage, whether direct, indirect, consequential or otherwise, suffered by the Mortgagor in connection with this notarial bond, whether that cost, loss, liability or damage arises as a result of a breach of contract (whether total, fundamental or otherwise), delict or any other cause whatsoever, and whether notarial bond has been cancelled or not, other than as a result of, the gross negligence, wilful misconduct or fraud of the Mortgagee.

22.	FURTHER ASSURANCES

The Mortgagor must perform, or procure the performance, of all further things, and execute and deliver (or procure the execution and delivery) of all further documents, as may be required by any applicable law or as may be necessary to implement or give effect to this notarial bond. In particular, the Mortgagor shall execute and do all such acts and things as the Mortgagee, in its reasonable discretion, may require:

22.1	to perfect or protect the security created (or intended to be created) by this notarial bond;

22.2	to preserve or protect any of the rights of the Mortgagee under this notarial bond;

22.3	to enforce the security created (or intended to be created) by this notarial bond at any time once the security has become enforceable;

22.4	for the exercise of any power, authority or discretion vested in the Mortgagee under this notarial bond; and

22.5	to carry out the effect, intent and purpose of this notarial bond,

in each case, forthwith on demand by the Mortgagee to the maximum extent permitted by law and at the expense of the Mortgagor.

23.	CERTIFICATE OF INDEBTEDNESS

The nature and amount of the Mortgagor’s indebtedness to the Mortgagee secured by this notarial bond, as well as the interest rate payable in respect thereof, will at any time be determined and proved by a certificate purporting to have been signed by any director or manager for the time being of the Mortgagee whose capacity or authority it will not be necessary to prove, which certificate or other form of evidence, as the case may be, will upon the mere production thereof be binding on the Mortgagor and be prima facie proof of the contents of such certificate and of the fact that such amount is due and payable in any legal proceedings against the Mortgagor, and will be valid as a liquid document against the Mortgagor in any competent court.

24.	APPROPRIATION OF PROCEEDS

Subject to any provisions to the contrary contained in any written agreement concluded between the Mortgagor and the Mortgagee, each payment received by the Mortgagee pursuant to this notarial bond shall be appropriated first to any indebtedness of the Mortgagor other than Capital and interest, then towards interest, and the balance, if any, shall thereafter be appropriated to the Capital and the Additional Sum, notwithstanding any allocation by the Mortgagor of such payment. Any amount remaining thereafter shall be paid to the Mortgagor within 10 (ten) Business Days of the date upon which the Secured Obligations are finally discharged.

25.	NOTICES

25.1	For the purposes of this notarial bond, any legal proceedings which may be instituted in connection with this notarial bond and the service of any document or notice in connection with this notarial bond, the Mortgagor chooses its domicilium citandi et executandi at its address recorded in the Counter Indemnity Agreement, or failing the recording of an address at its registered address as recorded in the Companies and Intellectual Property Commission.

25.2	Any notice given by the Mortgagee in respect of this notarial bond may, at the Mortgagee’s option, be addressed to the Mortgagor at the domicilium referred to in this clause 25 (Notices) or the Mortgagor’s last postal address recorded with the Mortgagee and may be served by prepaid post. Notices so posted shall be deemed to be received by the Mortgagor 7 (seven) days after posting. A certificate signed on behalf of the Mortgagee, stating that a notice has been given, shall be sufficient and satisfactory proof thereof, and the authority of the signatory and validity of the signature need not be proved.

26.	JURISDICTION

26.1

The Mortgagor agrees that any legal action or proceedings arising out of or in connection with this notarial bond may be brought against it in the South Gauteng High Court, Johannesburg, South Africa (or any successor to that court) and irrevocably submits to the non-exclusive jurisdiction of such court.

The Mortgagor irrevocably waives any objection it may now or hereafter have that such action or proceeding has been brought in an inconvenient forum. Nothing herein shall affect any of the rights of the Mortgagee to serve process in any manner permitted by law. This submission to such jurisdiction shall not (and shall not be construed so as to) limit the right of the Mortgagee to institute proceedings against the Mortgagor in whatever other jurisdiction the Mortgagee considers appropriate nor shall the institution of proceedings in any one or more jurisdictions preclude the institution of proceedings in any other jurisdiction whether concurrently or not.

26.2	The Mortgagor irrevocably and unconditionally –

26.2.1	agrees that if the Mortgagee institutes legal proceedings against it or its assets in relation to this notarial bond, no immunity (including without limitation sovereign immunity) from such legal proceedings (which will be deemed to include without limitation, suit, attachment prior to judgment, other attachment, the obtaining of judgment, execution or other enforcement) will be claimed by or on behalf of itself or with respect to its assets;

26.2.2	waives any right of immunity from suit which it or its assets now has or may in the future acquire in connection with any action against it or in connection with this notarial bond; and

26.2.3	consents generally in respect of any such proceedings to the giving of any relief or the issue of any process in connection with such proceedings including, without limitation, the making, enforcement or execution against any property whatsoever (irrespective of its use or intended use) pursuant to any order or judgment which may have been obtained or given in such proceedings.

27.	CANCELLATION

27.1	The Mortgagor shall not be entitled to require that this notarial bond be cancelled until:

27.1.1	the aggregate of all amounts of principal, accrued and unpaid interest and all and any other amounts due and payable by the Mortgagor to the Mortgagee have either been (i) secured by virtue of a guarantee acceptable to the Mortgagee in its sole and absolute discretion from a financial institution approved by the Mortgagee for payment of any such amount or (ii) fully paid and discharged whether or not as a result of enforcement; and

27.1.2	at such time as the Mortgagor has directed a written request to the Mortgagee that this notarial bond be cancelled.

27.2	With effect from the Final Discharge Date and provided that clauses 27.1.1 and 27.1.2 have been complied with, the Mortgagee shall not unreasonably withhold or delay its consent to cancel this notarial bond.

28.	NO LIMIT OF LIABILITY

The fact that this notarial bond is passed as security for the Capital amount shall in no way limit or restrict the Mortgagee from recovering from the Mortgagor to the full extent of its liability to the Mortgagee.

29.	SEVERABILITY

Each paragraph and clause in and to this notarial bond is separate and severable, the one from the other, notwithstanding the manner in which they may be linked together or grouped grammatically, and:

29.1	if any paragraph or clause is found to be defective or unenforceable for any reason, the remaining paragraphs or clauses, as the case may be, will nevertheless be and continue to be of full force and effect; and

29.2	if this notarial bond is found to be invalid or unenforceable in respect of any of the movable property thereby hypothecated for any reason, this notarial bond will nevertheless be and continue to be of full force and effect in respect of the remaining movable property thereby hypothecated.

30.	INDULGENCES

Any extension or leniency of time that may be granted by the Mortgagee to the Mortgagor for payment of any amount or the performance of any obligation under this notarial bond is not to be construed as a novation or waiver of, and will not otherwise affect any of the Mortgagee’s rights under this notarial bond.

31.	COSTS

The Mortgagor shall pay all legal expenses, costs and charges in drawing and completing the power of attorney and this notarial bond and procuring the registration thereof, and the costs of cancellation of this notarial bond, including any powers of attorney and other documents necessary for that purpose, and in general all costs, including costs between attorney and client and collection commission, which may arise out of or in connection with this notarial bond. All legal work necessary shall be performed and all necessary documents in connection with this notarial bond and the cancellation thereof shall be drawn and registration thereof effected by the Mortgagee’s Notary.

32.	ACCEPTANCE

Upon execution of this notarial bond (by the notary public), the Mortgagee shall, to the extent applicable, be deemed to have accepted each and every benefit conferred on it in terms of this notarial bond.

33.	GENERAL

33.1

No agreement varying any of the terms or conditions of this notarial bond shall be of any force or effect unless reduced to writing and signed by the Mortgagor and the Mortgagee, and should the Mortgagee so require, such agreement shall be incorporated in a variation agreement prepared by the Mortgagee’s conveyancers and registered in the relevant deeds registry at the cost of the Mortgagor.

33.2	To the extent that there is any conflict between the provisions of this notarial bond and the provisions of any other agreement with the Mortgagee relating to the indebtedness of the Mortgagor hereby secured, the provisions of such other document will prevail and apply, save insofar as any reference is made to the description of the Mortgagor, a description of the Capital and the Additional Sum, as well as the movable property or a reference in respect of the ranking of this notarial bond in respect of which the provisions of this notarial bond shall enjoy preference.

33.3	The Mortgagee has the right at any time and from time to time, without the consent of the Mortgagor, to cede, assign and transfer all or any of its rights, title and interest in and to this notarial bond, to and in favour of any third party or parties, whether natural, juristic or of any other kind or nature. The aforesaid right includes the right to delegate any obligation in terms of this notarial bond mutatis mutandis. To the extent that any cession, assignment, transfer or delegation afore-mentioned constitutes or results in a splitting of claims that requires the consent of the Mortgagor, the Mortgagor hereby consents thereto.

33.4	Except as expressly provided for in this notarial bond, no provision of this notarial bond constitutes a stipulation for the benefit of any person other than the Mortgagee.

33.5	In any calculation done for the purposes of this notarial bond, no amount shall be double-counted.

34.	INTERPRETATION

34.1	In this notarial bond:

34.1.1	Counter Indemnity Agreement means the written agreement entitled “Counter Indemnity Agreement”, dated 22 August 2013, between, inter alios, the Mortgagor and the Mortgagee (as amended, varied, supplemented, reinstated and/or replaced from time to time, including any amendment providing for any increase in the amount of the facility or any additional facility);

34.1.2	Demand Guarantee means the written agreement entitled “Guarantee”, dated 22 August 2013, between, inter alios, the Mortgagee and the Finance Parties (as amended, varied, supplemented, reinstated and/or replaced from time to time, including any amendment providing for any increase in the amount of the facility or any additional facility);

34.1.3	Enforcement Event means an “event of default” howsoever described in a written agreement to which the Mortgagee and the Mortgagor are a party or, if there is no such other written agreement to which the Mortgagee and the Mortgagor are a party, then it means –

34.1.3.1	a breach by the Mortgagor of any agreement to which the Mortgagor and the Mortgagee are a party;

34.1.3.2	following a demand made under the Demand Guarantee, the Mortgagee has made a demand on the Mortgagor under the Counter Indemnity Agreement and the Mortgagor has failed to perform its payment obligation timeously and in full;

34.1.3.3	the Mortgagor fails to pay any amount owing to or claimable by the Mortgagee under this notarial bond on due date or commits a breach of any term or condition of this notarial bond, or fails to pay any other amount owing to or claimable by the Mortgagee arising from the causes set out in this notarial bond on due date; and/or

34.1.3.4	a breach by the Mortgagor of its obligations to the Mortgagee contemplated in this notarial bond and a failure by the Mortgagor to remedy such breach (if capable of remedy) within the grace periods agreed in writing between the Mortgagor and the Mortgagee (if any).

34.1.4	Final Discharge Date means the first date on which all Secured Obligations have been fully and finally discharged to the satisfaction of the Mortgagee, whether or not as the result of an enforcement, and the Finance Parties are under no further obligation to provide financial accommodation to the Mortgagee under any agreement of whatsoever nature;

34.1.5	Finance Parties shall bear the meaning ascribed to the term in the Counter Indemnity Agreement from time to time; and

34.1.6	Secured Obligations have the meaning given to that term in the causa of this notarial bond (see pages 2 and 3).

34.2	Terms and expressions defined in the Counter Indemnity Agreement (or incorporated into that agreement by reference), unless expressly otherwise defined in this notarial bond, have the same meaning in this notarial bond.

34.3	If an amount paid to the Mortgagee by or on behalf of the Mortgagor under any written agreement is avoided or otherwise set aside on the liquidation, business rescue or administration of the payer or otherwise, then that amount will not be considered to have been irrevocably discharged for the purposes of this notarial bond.

THUS DONE AND EXECUTED at Sandton on the day, month and year first aforewritten in the presence of the subscribing witnesses both signing at the same time.

WITNESSES:

1.

2.
q.q.

QUOD ATTESTOR

NOTARY PUBLIC

SPECIAL POWER OF ATTORNEY

I, the undersigned -

CHARL KEYTER

duly authorised hereto by a resolution of the directors of –

SIBANYE GOLD LIMITED

Registration Number 2002/031431/06

DO HEREBY DECLARE that I have read the attached notarial deed and that I am fully acquainted with the contents thereof, in witness whereof I have initialled each page thereof for identification purposes; and I nominate, constitute and appoint Denyse Alana Ancill or Zamagambushe Chonco or Versha Dulabh or Emma Jane Schuster or Sean Dayton

as my attorney and agent, irrevocably and in rem suam, jointly and severally, each with power of substitution, for me and on my behalf and in my name, place and stead to appear before a notary public anywhere in the Republic of South Africa or elsewhere, and on my behalf to sign and execute the said notarial deed, to have same registered and to amend same as may be necessary for the purpose of registration;

AND generally to do whatsoever shall be necessary or requisite in order to make the said notarial deed valid and effectual in every respect, and to fulfill the purposes of this authority as fully and effectually to all intents and purposes whatsoever and I could do if personally present, and acting herein, hereby ratifying, allowing and confirming, and promising and agreeing to ratify, allow and confirm all and whatsoever my said attorney and agent, or any of them, shall lawfully do or cause to be done by virtue of these presents.

Signed at WESTONARIA on the 22nd day of AUGUST 2013.

AS WITNESSES

1.

2.
Charl Keyter